Exhibit 12.1

EDGE PETROLEUM CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Without Ceiling W/D September 30,	September 30,		For the Years Ended December 31,
	2006	2006		2005	2004	2003	2002	2001	2000

RATIO OF EARNINGS TO FIXED CHARGES	5.23	(10.95)	(a)	22.59	18.22	7.81	1.59	18.53	10.02

(a)                 The ratio indicates less than one-to-one coverage because earnings were inadequate to cover fixed charges for the period.  The amount of the deficiency was $71.6 million for fixed charges.

The ratio of earnings to fixed charges was 5.23 excluding the impairment of $97 million (before taxes) recorded in the third quarter of 2006.

EARNINGS AS DEFINED IN REGULATION S-K 229.305(d)(1)(C):
+ Pre-tax income (loss) from continuing operations	$29,016,836	$(67,925,511)	$51,436,188	$23,384,275	$7,439,007	$1,222,805	$7,257,590	$6,898,165
+ Fixed Charges	5,994,559	5,994,559	2,292,708	1,317,478	1,056,118	1,021,182	412,721	720,760
+ Amortization of capitalized interest	—	—	—	—	—	—	—	—
Sub-total	35,011,395	(61,930,952)	53,728,896	24,701,753	8,495,125	2,243,987	7,670,311	7,618,925
- Interest capitalized	(3,689,199)	(3,689,199)	(1,943,335)	(701,654)	(244,503)	(623,413)	(24,402)	(399,277)
- Preference security dividend requirements	—	—	—	—	—	—	—	—
EARNINGS AVAILABLE FOR FIXED CHARGES	$31,322,196	$(65,620,151)	$51,785,561	$24,000,099	$8,250,622	$1,620,574	$7,645,909	$7,219,648

FIXED CHARGES AS DEFINED IN REGULATION S-K 220.305(d)(1)(A):
+ Interest expensed	$2,016,637	$2,016,637	—	331,399	678,805	143,280	113,221	147,063
+ Interest capitalized	3,689,199	3,689,199	1,943,335	701,654	244,503	623,413	24,402	399,277
+ Amortized premiums, discounts and capitalized expenses related to indebtedness	124,363	124,363	152,723	142,135	—	84,479	101,398	24,720
+ an estimate of the interest within rental expense	164,360	164,360	196,650	142,290	132,810	170,010	173,700	149,700
+ preference security dividend requirements (see note below)	—	—	—	—	—	—	—	—
TOTAL FIXED CHARGES	$5,994,559	$5,994,559	$2,292,708	$1,317,478	$1,056,118	$1,021,182	$412,721	$720,760

Calculation of Estimated Interest Within Rental Expense:
Rental expense	547,868	547,868	655,500	474,300	442,700	566,700	579,000	499,000
Factor	30%	30%	30%	30%	30%	30%	30%	30%
Interest on rental expense	164,360	164,360	196,650	142,290	132,810	170,010	173,700	149,700

Calculation of Preference Security Dividend Requirement:
Shares to be Issued		—
Price per Share		$—
Value of Shares Issued		$—
Dividend Rate		0.0%
Amount of Dividend		—
Divided by 1 minus the effective tax rate		—

Note:     Preference security dividend is defined as the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securiteis.  The dividend requirement must be computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).

EDGE PETROLEUM CORPORATION
CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

	ACTUAL			PRO FORMA FOR PREFERRED PROCEEDS
	Without Ceiling W/D September 30, 2006	Nine Months Ended September 30, 2006	Year Ended December 31, 2005	Without Ceiling W/D September 30, 2006	Nine Months Ended September 30, 2006	Year Ended December 31, 2005

RATIO OF EARNINGS TO FIXED CHARGES	5.23	(10.95)	22.59	2.37	(1.28)	2.23

EARNINGS AS DEFINED IN REGULATION S-K 229.305(d)(1)(C):
+ Pre-tax income (loss) from continuing operations	$29,016,836	$(67,925,511)	$51,436,188	$49,886,023	$(47,056,324)	$59,773,608
+ Fixed Charges	5,994,559	5,994,559	2,292,708	26,517,419	26,517,419	34,974,066
+ Amortization of capitalized interest	—	—	—	—	—	—
Sub-total	35,011,395	(61,930,952)	53,728,896	76,403,442	(20,538,905)	94,747,674
- Interest capitalized	(3,689,199)	(3,689,199)	(1,943,335)	(5,237,793)	(5,237,793)	(5,668,480)
- Preference security dividend requirements	—	—	—	(8,293,269)	(8,293,269)	(11,057,692)
EARNINGS AVAILABLE FOR FIXED CHARGES	$31,322,196	$(65,620,151)	$51,785,561	$62,872,380	$(34,069,967)	$78,021,502

FIXED CHARGES AS DEFINED IN REGULATION S-K 220.305(d)(1)(A):
+ Interest expensed	$2,016,637	$2,016,637	—	12,083,571	12,083,571	13,329,771
+ Interest capitalized	3,689,199	3,689,199	1,943,335	5,237,793	5,237,793	5,668,480
+ Amortized premiums, discounts and capitalized expenses related to indebtedness	124,363	124,363	152,723	738,426	738,426	4,721,473
+ an estimate of the interest within rental expense	164,360	164,360	196,650	164,360	164,360	196,650
+ preference security dividend requirements (see note below)	—	—	—	8,293,269	8,293,269	11,057,692
TOTAL FIXED CHARGES	$5,994,559	$5,994,559	$2,292,708	$26,517,419	$26,517,419	$34,974,066

Calculation of Estimated Interest Within Rental Expense:
Rental expense	547,868	547,868	655,500	547,868	547,868	655,500
Factor	30%	30%	30%	30%	30%	30%
Interest on rental expense	164,360	164,360	196,650	164,360	164,360	196,650

Calculation of Preference Security Dividend Requirement:
Shares to be Issued					2,500,000	2,500,000
Price per Share					$50.00	$50.00
Value of Shares Issued					$125,000,000	$125,000,000
Dividend Rate					5.8%	5.8%
Amount of Dividend Annual					7,187,500.00	7,187,500.00
Divide by 4					4	4
Times number of periods					3	4
					5,390,625.00	7,187,500.00
Divided by 1 minus the effective tax rate					8,293,269	11,057,692

					$60,587,386

Note:     Preference security dividend is defined as the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securiteis.  The dividend requirement must be computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations).